INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This intellectual property purchase agreement (the “Agreement”) is entered into on April 25, 2013 (the “Effective Date”) by and between Solid Solar Energy, Inc., a Nevada Corporation (the “Purchaser”), Ragonap Enterprises, Inc., a New York corporation (“Ragonap”), and Carbon 612 Corporation, a Delaware (“Carbon” and, together with Ragonap, the “Sellers”).

RECITALS

Whereas, on May 25, 2012, Carbon assigned the Patent Rights to Ragonap, and retained the U.S. Patent Prosecution History Files, the Foreign Patent Prosecution History Files, the U.S. Patent Deliverables and the Foreign Patent Deliverables (as each capitalized term in this clause is defined in Section 1 of this Agreement);

WHEREAS, the Purchaser desires to purchase the Patent Rights from Ragonap, and Ragonap is willing to sell such Patent Rights to Purchaser under the terms and conditions set forth herein;

WHEREAS, the Purchaser desires to purchase the U.S. Patent Prosecution History Files, the Foreign Patent Prosecution History Files, the U.S. Patent Deliverables and the Foreign Patent Deliverables from Carbon, and Carbon is wishing to sell such U.S. Patent Prosecution History Files, , Foreign Patent Prosecution History Files, U.S. Patent Deliverables and the Foreign Patent Deliverables to the Purchaser under the terms and conditions set forth herein;

WHEREAS, the Purchaser desires to purchase Carbon’s Trademark Rights (as defined in Section 1 of this Agreement), and Carbon is willing to sell such Trademark Rights to Purchaser under the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to purchase certain additional assets from Carbon and Carbon is willing to sell such assets to Purchaser under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the terms hereunder shall have the meanings as defined below:

1.1           “Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

1.2           “Foreign Patent Deliverables” means the following documents directly related to each Patent Right filed outside the United States to the extent that such document exists and is readily accessible by any Seller’s counsel from its files located in a non-U.S. jurisdiction: (a) the original copy of the patent issued by the foreign patent office; (b) a copy of each pending patent application; and; (c) Foreign Patent Prosecution History Files.

1.3           “Foreign Patent Prosecution History Files” means all non-privileged documents in the custody of any of the Seller’s counsel that are located in the files of such counsel in a jurisdiction outside the U.S. that directly relate to the prosecution of patent applications and that were filed with or received from a foreign patent office.

1.4            “Patent Rights” shall mean those specific patent applications and patents listed in Schedule 1.4 (the “Patents”) as well as the right to claim priority based on the applications, the same to be held by and enjoyed by Purchaser to the full end of the term for which said Letters Patents are granted, as fully and entirely as the same could have been held and enjoyed by Ragonap if this sale had not been made, together with all rights of actions for past infringement thereof including the right to recover damages for said infringement.

1.5           “Trademark Deliverables” means the following documentation directly related to each Trademark Right filed in the United States to the extent that such documentation exists and is readily accessible by Carbon from its U. S. files: (a) the original copy of the Trademark issued by the United States Patent and Trademark Office (the “USPTO”); (b) all agreements assigning the Trademark Rights from the prior owner(s); and (c) U.S. Trademark Prosecution History Files.

1.6           “Trademark Prosecution History Files” means all non-privileged documents in Carbon’s custody that directly relate to the prosecution of Trademark applications and that were filed with or received from the USPTO.

1.7            “Trademark Rights” shall mean those specific trademark registrations listed in Schedule 1.7 (the “Trademarks”) as well as all right, title and interest in the United States in and to the Trademarks together with the goodwill of the business symbolized by the Trademarks, together with all  rights of protection and enforcement to the same throughout the world, as fully and entirely as the same could have been held and enjoyed by Carbon if this sale had not been made, together with all rights of actions for past infringement thereof including the right to recover damages for said infringement.

1.8           “U.S. Patent Prosecution History Files” means all non-privileged documents in any of the Seller’s custody that directly relate to the prosecution of patent applications and that were filed with or received from the USPTO.

2.           TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

2.1           Ragonap hereby sells, assigns, transfers and conveys to Purchaser all of Ragonap’s right, title and interest in and to the Patent Rights.  This sale includes all right, title and interest of Ragonap in all causes of action and enforcement rights for the Patents, including all of its rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patent Rights.   Upon the date hereof, Ragonap shall execute and deliver to Purchaser the patent assignment agreement attached hereto as Exhibit A (the “Patent Assignment Agreement”).

3.           TRANSFER OF TRADEMARKS, ADDITIONAL RIGHTS AND OTHER ASSETS

3.1           Transfer of Trademarks and Additional Rights.  Carbon hereby sells, assigns, transfers and conveys to Purchaser all of Carbon’s right, title, and interest in and to the Trademark Rights.    This sale includes all right, title and interest of Carbon in all causes of action and enforcement rights for the Trademarks, including all of its rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Trademark Rights.   Upon the date hereof, Carbon shall execute and deliver to Purchaser the trademark assignment agreement attached hereto as Exhibit B (the “Trademark Assignment Agreement”) and shall deliver to Purchaser (i) the U.S. Trademark Deliverables and (ii) the U.S. Patent Deliverables and (iii) the Foreign Patent Deliverables.

3.2           Transfer of XTRAX Assets.  Carbon hereby sells and assigns to the Purchaser all of its assets relating to the XTRAX® remote monitoring system listed in Schedule 3.2, including XTRAX® units, servers, software and equipment related thereto, any Underwriters Laboratory listings, samples and information submitted to Underwriters Laboratory, records and correspondence related thereto and any rights associated therewith (the “XTRAX Assets”).

4.	CONSIDERATION

4.1           Stock Consideration.  The Purchaser shall pay to the Sellers an aggregate of 1,652,430 shares of the Purchaser’s common stock, par value $0.0001 per share, consisting of (i) 247,865 shares issued to Carbon (the “Carbon Shares”) and (ii) 1,404,565 shares issued to Ragonap (the “Ragonap Shares” and, together with the Carbon Shares, the “Shares”).

4.2           Cash Consideration.  The Purchaser agrees to pay Ragonap ten percent (10%) of the Profit generated from the licensing, commercialization, exploitation, use, practice, and / or sale of the Patents (referred hereinafter as the “Revenue Share”).  “Profit” for the Revenue Share will be calculated as any Gross Revenue received by the Purchaser from third parties generated from the Revenue Share, minus any reasonable out-of-pocket litigation fees and costs incurred by the Purchaser as a result of the enforcement of rights in and to or under the Patents relating to the Revenue Share.  “Gross Revenue” shall include all amounts or items of value or worth of any nature paid to the Purchaser relating to the Revenue Share, including damages, assignment or upfront licensing fees or royalties, milestone payments, royalties on sales of products incorporating or utilizing the Patents, equity or options to equity.  Notwithstanding the foregoing, in no event shall Ragonap receive Cash Consideration in excess of $250,000.

5.           LOCKUP

5.1           The Shares shall be held in accordance with the terms of a lockup agreement in the form attached hereto as Exhibit C.

6.           VESTING

6.1           Transfer Restrictions.  Prior to the time that the Shares have become vested pursuant to this Section 6, neither the Shares, nor any interest therein, nor amount payable in respect thereof (other than cash dividends), may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.  Shares that have vested according to the vesting schedule set forth in Section 6.2 are referred to herein as “Vested Shares.”

6.2           Vesting Schedules.  The Shares shall vest, and the restrictions imposed on the Shares hereunder (other than those restrictions set forth in the Lockup Agreement or required in order to comply with applicable securities and other laws) shall lapse, with respect to one fourth (1/4) of each of the Ragonap Shares (351,141 shares) and one fourth (1/4) of each of the Carbon Shares (61,966) on each of:

•	the closing of this Agreement
•
the closing of one or more investments in the Purchaser in which the Purchaser receives aggregate gross proceeds equal to or greater than $500,000 (each, a “Qualified Financing”); provided, however, that such Qualified Financings occur prior to September 1, 2013

•	the Purchaser’s entry into an agreement that will entitle it to upfront licensing or upfront royalty payments equal to or greater than $50,000
•
December 31, 2014 if, at such time, the Purchaser is the owner of all right, title and interest in and to the Patents and Patent Rights; provided, however, that notwithstanding the foregoing, the Purchaser may accelerate the vesting of these 351,141 shares at its sole discretion

7.           REPRESENTATIONS AND WARRANTIES

7.1           Mutual Representations and Warranties.

Each party represents and warrants to the other as follows:

(a)           it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation;

(b)           it has the complete and unrestricted power and right to enter into this Agreement and to perform its obligations hereunder;

(c)           it has obtained the requisite stockholder and board approval required by the laws of the state or country of its incorporation;

(d)           the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which such party is a party or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party;

(e)           all consents, approvals and authorizations from all governmental authorities, administrative or other agencies, trustees or any other persons having authority over such party required to be obtained by such party in connection with the execution and delivery of this Agreement have been obtained;

(f)           no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such party for any commission, fee or other compensation as a finder or broker because of any act by such party or its agents; and

(g)           it has not entered into any agreement with any third party that is in conflict with the rights granted to the other party pursuant to this Agreement.

7.2           Carbon Representations and Warranties.  Carbon represents and warrants to the Purchaser that it is the true owner of all right, title and interest in and to the Trademark Rights and XTRAX Assets, free and clear of all Encumbrances, and Carbon knows of no asserted or unasserted claims of ownership of the Trademark Rights or XTRAX Assets by any party other than Carbon.

7.3           Seller Representations and Warranties.  Each Seller, individually and not jointly, represents and warrants to Purchaser that:

(a)           Patent Rights.  Ragonap is the true owner of all right, title and interest in and to the Patent Rights, free and clear of all Encumbrances, and Seller knows of no asserted or unasserted claims of ownership of the Patent Rights by any party other than Ragonap.  Ragonap has not made a previous assignment, transfer or agreement in conflict herewith or constituting a present or future assignment of or encumbrance of any of the Patent Rights.  Seller knows of no inventors of the Patent Rights other than the named inventors of the Patent Rights, and knows of no asserted or unasserted claims of inventorship of the Patent Rights by any person other than the named inventors of the Patent Rights; and Seller knows of no asserted claims of prior invention of the Patent Rights by any third party, including any interferences or requests for interferences involving the Patent Rights.  By executing and performing its obligations under this Agreement, the Seller is not in violation of any agreement between the Seller and any third party relating to the Patent Rights.

(b)           Information on the Purchaser.  Seller has been furnished with or has had access to such information and materials concerning the Purchaser as have been requested by Seller.  In addition, Seller may have received in writing from the Purchaser such other information concerning its operations, financial condition, prospects and other matters as Seller has requested in writing and considered all factors Seller deems material in deciding on the advisability of acquiring the Shares.

(c)           Knowledge.  The Seller, either alone or with the Seller’s professional advisers who are unaffiliated with, have no equity interest in and are not compensated by the Purchaser or any affiliate or selling agent of the Purchaser, directly or indirectly, has sufficient knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the common stock offered by the Purchaser and of making an informed investment decision with respect thereto and has the capacity to protect the Seller’s own interests in connection with the Seller’s proposed investment in the common stock.  Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the common stock offered by the Purchaser of the size contemplated herein.  The Seller represents that the Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment.  The Seller has had a full opportunity to inspect the books and records of the Purchaser and to make any and all inquiries of the Purchaser’s officers and directors regarding the Purchaser and its business as the Seller has deemed appropriate.

(d)           Acquisition of Shares.  Seller will acquire its shares of common stock as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(e)           Compliance with Securities Act. Seller understands and agrees that shares comprising the Shares  have not been registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Act (based in part on the accuracy of the representations and warranties of Seller contained herein), and that such Shares must be held indefinitely unless a subsequent disposition is registered under the Act or any applicable state securities laws or is exempt from such registration.

(f)           Legend.  The initial certificate evidencing the Shares shall bear the following or similar legends:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE BUYER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

“BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO BE BOUND BY THE PROVISIONS OF THE INTELLECTUAL PROPERTY PURCHASE AGREEMENT (THE “AGREEMENT”) BY AND BETWEEN SOLID SOLAR ENERGY, INC., A NEVADA CORPORATION, RAGONAP, INC., AND CARBON 612 CORPORATION. THE AGREEMENT CONTAINS SUBSTANTIAL RESTRICTIONS ON TRANSFER, INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, PLEDGE, TRANSFER OR OTHER DISPOSITION.”

(g)           Communication of Offer.  The offer to acquire the Shares was directly communicated to Seller by the Purchaser.  At no time was Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(h)           Restricted Securities. Notwithstanding anything to the contrary contained in this Agreement, Seller may transfer the Shares to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.  Affiliate includes each parent or subsidiary of a party hereto.  For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(i)           No Governmental Review.  Seller understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the  Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(j)           No Appraisal Rights.  No shareholder (or any other person with an interest) of the Seller is entitled to any appraisal or dissenters rights under applicable state law in connection with this transaction. Without limiting the generality of the foregoing, the board of directors of the Seller and its shareholders have duly authorized the execution, delivery, and performance of this Agreement.

(k)           Litigation; Compliance with Laws.  There is no action pending or threatened against or affecting the Seller or any of its assets.  The Seller is not in violation of any applicable law or subject to or in default with respect to any order to which it, or any of its properties or assets (owned or used), is subject.  The Seller, since inception, has been in compliance with each Law that is or was applicable to it or use of any of its assets.  The Seller has not received any notice or other communication (whether oral or written) from any governmental entity or any other person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any law or (ii) any actual, alleged, possible, or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

8.           MISCELLANEOUS

8.1           Notices.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to Carbon, to:

Carbon 612 Corporation
_________________
_________________
_________________
Attention: Ezra Green
Fax:

if to Ragonap, to:

Ragonap, Inc.
_________________
_________________
_________________
Attention: Anthony Napolitano
Fax:

if to Purchaser, to:
Solid Solar Energy, Inc.
110 Greene Street, Suite 403
New York, NY 10012
Attn: Mohit Bhansali
Fax:

8.2           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.3           Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the exhibits and schedules hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof.

8.4           Governing Law.  This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State.

8.5           Jurisdiction, Venue, Service of Process.  Each of the Purchaser and Sellers agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the state courts of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.1 of this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts.

8.6           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

8.7           Acknowledgement and Waiver.  Ragonap, Carbon, and Ezra Green, Carbon’s Chief Executive Officer, President and director (Mr. Green, together with Carbon and Carbon’s shareholders, the “Carbon Parties”) hereby acknowledge that: (i) Sichenzia Ross Friedman Ference LLP has previously served as counsel to the Carbon Parties; (ii) such firm and its Affiliates do not represent Ragonap or the Carbon Parties in this Agreement and the matters described herein; and (iii)  they have been advised by the foregoing counsel that in connection with this Agreement and the matters described herein, they should retain counsel of their choice with respect to this Agreement and the matters herein, and to obtain the advice of other counsel inasmuch as important rights may be involved or affected relative to the matters herein.  No presumption against any party to this Agreement shall be asserted as a result of the drafting of or in connection with the drafting and negotiation of this Agreement and ancillary agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

CARBON 612 CORPORATION

By:	/s/ Ezra Green
	Name:	Ezra Green
	Title:	President and Chief Executive Officer

SOLID SOLAR ENERGY, INC.

By:	/s/ Mohit Bhansali
	Name:	Mohit Bhansali
	Title:	President and Chief Executive Officer

RAGONAP ENTERPRISES, INC.

By:	/s/ Anthony Napolitano
	Name:	Anthony Napolitano
	Title:	President

AS TO SECTION 5(g)

EZRA GREEN

By: /s/ Ezra Green
Name: Ezra Green

_____________________________________________

Schedule I

Patents

0004264 & 0004711/2201

SCHEDULE A

Country	Application No./ Patent No.	Filing Date/ Issue Date	Inventor(s)	Title
US	12/384,528	April 6, 2009	Robert Dockweiler	Non-intrusive Electric Alternating Current Sensor
Canada	2573365	July 8, 2005	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method
China	2005800231490	July 8, 2005	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method
Europe	05772363.7	July 8, 2005	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method
Hong Kong	08101279.2	July 8, 2005	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method
US	60/586993	July 9, 2004	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method
US	7,336,201	February 26, 2008	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method
US	12/070,925	February 22, 2008	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method
PCT	PCT/US05/24382	July 8, 2005	Ezra Green Robert Dockweiler William O'Connor	Remote Access Energy Meter System and Method

Schedule II

Trademarks

Trademark	Registration No.	Registration Date
XTRAX	3246712	May 29,2007

Schedule III

XTRAX® Assets

6 XTRAX Units Patent 7336201 Remote Access Energy Meter System and Method

1 Dell PowerEdge 1 TerraByte storage 2 gig RAM SW windows server 2003

1 custom server designed specifically for XTRAX

2 XTRAX Server SoftWare programs

All Underwriters Laboratory listings, samples, records and correspondence related thereto – does Carbon have UL listing

Exhibit A

PATENT ASSIGNMENT

WHEREAS, RAGONAP ENTERPRISES, INC., a New York corporation (hereinafter referred to as "Assignor"), is the owner of inventions pertaining to those as described in attached Schedule A (hereinafter referred to as the Patents and Patent Applications"); and

WHEREAS, SOLID SOLAR ENERGY, INC., a Nevada corporation (hereinafter referred to as "Assignee"), wishes to acquire the entire right, title and interest in and to the invention, as well as to the Patents and Patent Applications and all other corresponding foreign patent rights;

NOW THEREFORE, for valuable and legally sufficient considerations, receipt of which are hereby acknowledged, the Assignor sells, assigns and transfers to Assignee, its successors and assigns, the entire right, title and interest for the United States in and to the invention and the Patents and Patent Applications for the full term of any Letters Patent which issues therefrom.

The Assignor also sells, assigns and transfers to Assignee the entire right, title and interest in and to the Patents and Patent Applications and application for Letters Patent and Letters Patent therefore in all countries foreign to the United States, including all rights under the International Convention. The Assignor further authorizes Assignee to apply for Letters Patent in foreign countries in the name of the inventors who have previously assigned this right and this invention to Assignor, and to claim the priority of the filing date of the Patents and Patent Applications under the provisions of the International Convention;

The Assignor further agrees, for itself and its legal representatives, it will assist or direct the inventors to assist Assignee in the prosecution before the United States Patent Office and the Federal Courts of this application, and other applications for Letters Patent including renewals, continuations, continuation-in-parts, divisions, reissues and substitutions, that the Assignee elects to make covering the invention. The Assignor vests in Assignee like exclusive title in and to all such other applications and Letters Patent. The Assignor will execute or direct the inventors to execute and deliver to Assignee any documents which may be requested by Assignee to carry out the terms of this Assignment; and

The Commissioner of Patents and Trademarks of the United States is authorized and requested to issue Letters Patent of the United States to Assignee. The Assignor also authorizes and requests the equivalent authorities in foreign countries to issue the patents of foreign countries to Assignee.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by its duly authorized officer effective as of the 25th day of April, 2013.

RAGONAP ENTERPRISES, INC.

BY	/s/ Anthony Napolitano
Name:	Anthony Napolitano
Title:	President

Exhibit B

TRADEMARK ASSIGNMENT

WHEREAS, CLEAR SKIES GROUP, INC., a New York corporation, is the owner of the following trademark that is registered in the United States Patent and Trademark Office:

Trademark	Registration No.	Registration Date
XTRAX	3246712	May 29,2007

WHEREAS, SOLID SOLAR ENERGY, INC., a Nevada corporation, (hereinafter referred to as "Assignee"), desires to acquire said registration;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all right, title and interest in the United States in and to said trademark together with the goodwill of the business symbolized by said trademark. This Assignment includes rights of protection and enforcement to the same throughout the world, including any trademark rights that may result therefrom; said marks and applications and Registrations to be held and enjoyed by said Assignee for its own use and behalf and for the use and behalf of its successors and assigns, to the full end of the term of the registrations or other rights of protection may be granted as fully and as entirely as the same would have been held and enjoyed by me had the assignment not been made.

ASSIGNOR COVENANTS that it has a full and unencumbered title to the mark hereby assigned, and that it has the right to grant such rights to said marks and that it will, at any time upon request without further compensation, execute and deliver any and all papers or instruments that, in the opinion of the Assignee, may be necessary or desirable to secure said Assignee the full enjoyment of the rights and properties herein conveyed or intended to be conveyed by this instrument.

CLEAR SKIES SOLAR, INC.

BY	/s/ Ezra Green
Name:	Ezra Green
Title:	Chief Executive Officer

Dated effective as of: April 25, 2013

IN THE UNITED STATES PATENT AND TRADEMARK OFFICE

Registrant:
CARBON 612 CORPORATION

Registration No.:
3246712

Mark:
XTRAX

Registration Date:
May 29, 2007

Law Office:
103

Customer No.
26,623

Attorney Docket No.:
0006380UST1